Exhibit 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of September 10, 2026 (the “Effective Date”), by and between BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and ALIGOS THERAPEUTICS, INC., a Delaware corporation (“Tenant”). This document supersedes and replaces the prior version signed in error on September 10, 2026, and is the final, agreed version.

r e c i t a l s :

A.
Landlord and Tenant entered into that certain Lease dated June 21, 2018 (the “Original Lease”), as amended and supplemented by that certain letter agreement dated September 7, 2023 (the Letter Agreement" and, together with the Original Lease, collectively, the “Lease”).
B.
Pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space containing approximately 38,675 rentable square feet (the “Premises”) of space comprising the entire second (2nd) floor of that certain building (the “Building”) located at One Corporate Drive, South San Francisco, CA 94080.
C.
The parties now desire to amend the Lease to (i) extend the initial Lease Term (as defined in the Lease) for the Extended Term (as defined below), and (ii) otherwise modify certain terms and conditions of the Lease, all on the terms and conditions set forth in this First Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.
2.
Extended Term. The Lease Term, which is currently scheduled to expire on March 31, 2027 is hereby extended for a period of eighty-four (84) months (the "Extended Term"), commencing on April 1, 2027 (the "Extended Term Commencement Date") and expiring on March 31, 2034.
3.
Base Rent.

3.1
Base Rent. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, subject to abatement under Section 3.2 below:

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per Rentable Square Foot of Premises
4/1/27 – 3/31/28	$2,158,065.00	$179,838.75	$4.650
4/1/28 – 3/31/29	$2,233,597.28	$186,133.11	$4.813
4/1/29 – 3/31/30	$2,311,773.18	$192,647.76	$4.981
4/1/30 – 3/31/31	$2,392,685.24	$199,390.44	$5.156
4/1/31 – 3/31/32	$2,476,429.22	$206,369.10	$5.336
4/1/32 – 3/31/33	$2,563,104.25	$213,592.02	$5.523
4/1/33 – 3/31/34	$2,652,812.90	$221,067.74	$5.716
3.2
Abatement of Base Rent. Provided that Tenant is not then in default beyond all applicable notice and cure periods under the Lease, as hereby amended, Landlord shall abate Tenant's obligation to pay the monthly installments of Base Rent otherwise attributable to the Premises with respect to the first ten (10) full calendar months of the Extended Term (collectively, the “Base Rent Abatement”).
3.3
Direct Expenses. During the Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in accordance with the terms of the Lease.
4.
Condition of the Premises.
4.1
Condition of the Premises. Tenant is currently in possession of the Premises and shall continue its occupancy of the same in its current "AS IS" condition as of the Effective Date and the Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise set forth in the Lease, as hereby amended, including, without limitation, with respect to Landlord's ongoing repair and maintenance obligations thereunder.
4.2
First Amendment Allowance; Refurbishment Work.
(a)
First Amendment Allowance. Notwithstanding Section 4.1 above to the contrary, subject to the terms and conditions of this Section 4.2 and provided that Tenant is not then in default under the Lease, as hereby amended, after the expiration of any applicable notice and cure period, Tenant shall be entitled to receive from Landlord a one-time allowance (the "First Amendment Allowance") in the amount of up to, but not exceeding, $773,500.00 (i.e., $20.00 per rentable square foot of the Premises, calculated based on 38,675 rentable square feet) to help Tenant pay for the actual out-of-pocket costs incurred and/or paid for by Tenant (collectively, the "Refurbishment Costs") during the period (the "Refurbishment Period") from the mutual execution and delivery of this First Amendment through and including December 31, 2028 (the “Outside Date”) for the design, permitting, construction, and installation of any permanently affixed Alterations that Tenant elects to undertake, make or install in or to the Premises during the Refurbishment Period (collectively, the "Refurbishment Work"). The Refurbishment Work may be designed and constructed in phases. Except as otherwise expressly provided in this Section 4.2, the Refurbishment Work, if undertaken by Tenant, shall be undertaken in accordance with Article 8 of the Original Lease (including, without limitation, Section 8.3 therein) and shall constitute Alterations thereunder.
(b)
Construction Costs; Over-Allowance Amount; Pari Passu Payment of Over-Allowance. Prior to the commencement of the construction of the Refurbishment Work (or phase thereof, as applicable), and after Tenant has accepted all bids for the Refurbishment Work (or phase thereof, as applicable), Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred, or which have been incurred in connection with the Refurbishment Work (or phase thereof, as applicable) to be performed by or at the direction of Tenant or Tenant’s contractor (the “Contractor”) (which costs form a basis for the amount of the contract with the Contractor, if any) (the "Cost Budget"). Tenant shall pay for all of the Refurbishment Costs that are in excess of the First Amendment Allowance (herein, the "Over-Allowance Amount"). The Over-Allowance Amount shall be initially estimated by calculating the difference between the amount of the Refurbishment Costs set forth in the Cost Budget and the amount of the First Amendment Allowance. Tenant shall pay directly to the Contactor and/or other Tenant's agents, on a progress payment basis during the course of the design, permitting and construction of the Refurbishment Work, Tenant's "pro rata share" of the Over-Allowance Amount applicable to each particular Draw Request (as defined and determined below), and such payment by Tenant shall be a condition to Landlord's obligation to disburse Landlord's corresponding "pro rata share" of the Refurbishment Allowance applicable to such particular Draw Request as described in Section 4.2(c) below. For purposes hereof, Landlord's "pro rata share" applicable to each such disbursement amount of the First Amendment Allowance for each applicable Draw Request therefor shall equal the percentage resulting from dividing the First Amendment Allowance by the total Refurbishment Costs as estimated in the Cost Budget, and Tenant's "pro rata share" applicable to each such disbursement of the Over-Allowance Amount for each applicable Draw Request therefor shall equal the Over-Allowance Amount divided by such total Refurbishment Costs as so estimated in such Cost Budget. If, after Tenant's initial delivery of the Cost Budget pursuant to this Section 4.2(b) above, the total Refurbishment Costs therein shall change, (i) Tenant shall, within ten (10) business days after learning of such changes, incorporate such changes into the Cost Budget and deliver the revised Cost Budget to Landlord, and (ii) Landlord's and Tenant's corresponding "pro rata shares" shall be adjusted to take into account such changes.
(c)
Disbursement of First Amendment Allowance. In order to request disbursement from the First Amendment Allowance, on a monthly basis, during the design and construction of the Refurbishment Work (but no later than the Outside Date), Tenant shall deliver to Landlord the following (the items in clauses (i) through (iv) hereinbelow, collectively, each, a "Draw Request"): (i) a request for payment of the Contractor, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Refurbishment Work, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the Cost Budget; (ii) invoices from all contractors, subcontractors and other persons or entities performing the Refurbishment Work (“Tenant’s Agents”) for labor rendered and materials delivered to the Premises; (iii) executed unconditional mechanic's lien releases from all of Tenant's Agents for the portion of the Refurbishment Work which is the subject of the Draw Request (which may be conditional lien releases tied to the requested amount, plus final and unconditional lien releases for any prior disbursements where not yet provided) which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 through 8138; and (iv) all other information reasonably requested by Landlord. As between Landlord and Tenant, Tenant's Draw Request shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's Draw Request. On or before the day that is forty-five (45) days following Landlord’s receipt of a Draw Request, Landlord shall deliver a check (each, a “Disbursement Check”) to the contractor, vendor or other person or entity entitled to payment and/or a separate Disbursement Check to Tenant if Tenant is requesting reimbursements for amounts previously paid by Tenant (as evidenced by documentation provided by Tenant and reasonably acceptable to Landlord, including, without limitation, paid receipts and final, unconditional lien releases) in payment of the lesser of (1) the amounts so requested by Tenant in the Draw Request, less a five percent (5%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (2) the balance of any remaining available portion of the First Amendment Allowance (not including the Final Retention), provided that Landlord does not dispute any Draw Request based on non‑compliance of any work with the Refurbishment Plans or due to any Substandard Work (as defined below). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's Draw Request. Notwithstanding the foregoing to the contrary, Landlord shall have no obligation to disburse any portion of the First Amendment Allowance (w) with respect to any costs of any signage, furniture, fixtures, equipment, and/or utility, telephone or data cabling or wiring, (x) with respect to any Refurbishment Work that is performed prior to or after the Refurbishment Period, or (y) with respect to any Draw Request delivered by Tenant prior to or after the Refurbishment Period. In addition, notwithstanding the foregoing, if an Over-Allowance Amount is applicable to a particular Draw Request, in the Disbursement Check, Landlord shall only be obligated to disburse Landlord's "pro rata share" of the First Amendment Allowance applicable to such Draw Request (as described and determined pursuant to Section 4.2(b) above), less a five percent (5%) retention on the entire amount of such Draw Request (and not only such Landlord's "pro rata share"), and only after Tenant has (1) paid directly to the Contractor Tenant's corresponding "pro rata share" of the Over-Allowance Amount applicable to such particular Draw Request (as described and determined pursuant to Section 4.2(b) above), without deduction for any such retention, and (2) delivered to Landlord in such Draw Request (aa) reasonable evidence that Tenant has already paid such amounts directly to the

Contractor together with (bb) executed unconditional mechanic's lien releases from the Contractor, subcontractors and all of Tenant's other agents that have mechanics lien rights under applicable laws with respect to such amounts so paid directly by Tenant. Landlord's payment of such Disbursement Check shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's Draw Request. Tenant shall not be entitled to receive any portion of the First Amendment Allowance that is not used to pay for the Refurbishment Costs of the Refurbishment Work performed during the Refurbishment Period, and any such unused amounts of the First Amendment Allowance as of the end of the Refurbishment Period shall revert to Landlord and Tenant shall have no further rights with respect thereto.
(d)
Final Retention. A check for the Final Retention payable jointly to the contractor and Tenant or, if Tenant elects, to the contractor or other person or entity entitled to payment and/or a separate check to Tenant if Tenant is requesting reimbursements for amounts previously paid by Tenant, shall be delivered by Landlord to Tenant following the completion of the Refurbishment Work, provided that (i) Tenant delivers to Landlord properly executed final unconditional mechanics lien releases in compliance with California Civil Code Sections 8132 through 8138 (and paid receipts, if Tenant is requesting reimbursements for amounts previously paid by Tenant), and (ii) Landlord has not reasonably determined that substandard work exists which adversely affects the mechanical, electrical, plumbing, HVAC, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Project (herein, "Substandard Work").
(e)
Reimbursement for FF&E Costs. Notwithstanding anything in Section 4.2(c) above to the contrary, Tenant may elect from time to time , by written notice (each, a "FF&E Reimbursement Notice") delivered to Landlord at any time prior to the end of the Refurbishment Period, to receive all or a portion of the then unused balance of the First Amendment Allowance that has not been used to pay for (and/or designated to pay for) the Refurbishment Costs, in an amount up to, but not exceeding in the aggregate $386,750.00 (i.e., $10.00 per rentable square foot of the Premises) (the “FF&E Reimbursement Cap”) out of any such unused balance of the First Amendment Allowance, as a reimbursement of the costs actually incurred and paid for by Tenant, as evidenced by invoices and paid receipts therefor (collectively, the "FF&E Costs"), for the acquisition and installation of any furniture, fixtures and equipment (including any low voltage data, telecommunications and telephone systems, equipment and cabling) placed in the Premises by or for Tenant during the Refurbishment Period. Any such FF&E Reimbursement Notice shall expressly state the exact amount of the then unused portion of the First Amendment Allowance (in an amount up to, but not exceeding, the FF&E Reimbursement Cap) which Tenant then elects to receive as reimbursement of the FF&E as described hereinabove. If Tenant properly and timely delivers a FF&E Reimbursement Notice to Landlord electing to receive a portion of the then unused balance of the First Amendment Allowance as reimbursement of the FF&E Costs, then Landlord shall disburse such reimbursement to Tenant on or before the date that is thirty (30) days after Landlord's receipt of such applicable FF&E Reimbursement Notice, together with all invoices and paid receipts evidencing the FF&E Costs and lien releases from the applicable contractors and vendors to the extent such contractors and/or vendors have mechanics lien rights under applicable laws. If Tenant fails to deliver any FF&E Reimbursement Notice(s) to Landlord on or prior to the end of the Refurbishment Period, then any such unused amount(s) of the First Amendment Allowance shall revert to Landlord and Tenant shall have no further rights with respect thereto.
5.
Extension Option. Tenant shall continue to have the extension option set forth in Section 2.2 of the Original Lease, except that (i) in lieu of one (1) eight (8) year option, the Option Term as defined therein shall be revised to be one (1) seven (7) year option and shall be the seven (7) year period immediately following the expiration of the Extended Term, and (ii) all references therein to the "initial Lease Term" shall mean and refer to the Extended Term.
6.
Right of First Refusal.
6.1
Grant of Right of First Refusal. Subject to the terms and conditions of this Section 6, from and after the Effective Date and continuing until the expiration of the Extended Term (the "ROFR Period"), Landlord grants Tenant an ongoing right of first refusal (“ROFR”) to lease space on the first (1st) floor of the Building (the “ROFR Space”), subject and subordinate to (i) any renewal or extension rights of the tenants of the ROFR Space under existing leases as of the Effective Date and/or (ii) any expansion or similar rights granted under an Intervening Lease (collectively, the “Superior Rights”).
6.2
Procedure for ROFR Notice. During the ROFR Period, if Landlord is willing to accept from any third party a bona fide proposal to lease all or any portion of the ROFR Space (subject and subordinate to any holders of Superior Rights and/or any renewal or extension of the lease of any then-current existing tenants of any ROFR Space whether or not pursuant to any express renewal right therein), then prior to Landlord accepting any such proposal to lease, Landlord shall deliver written notice to Tenant (each, a “ROFR Notice”) identifying the applicable ROFR Space (and the rentable area thereof) and setting forth the same economic terms upon which Landlord would lease the applicable ROFR Space to such third party in such acceptable lease proposal, including, without limitation the following (collectively, the "Economic Terms"): (i) the proposed lease term and commencement date; (ii) the proposed rental rate and other economic terms (including abated rent, improvement allowances, landlord work, and other rental concessions); and (iii) any additional security deposit or parking requirements.
6.3
Exercise of ROFR. Tenant shall exercise the ROFR, if at all, by delivering written notice (the “ROFR Exercise Notice”) within seven (7) business days after receipt of the ROFR Notice. Tenant must elect to lease all (and not less than all) of the applicable ROFR Space. If Tenant fails to timely deliver the ROFR Exercise Notice, then Landlord may lease the applicable ROFR Space (sometimes, the “Rejected ROFR Space”) to any third party upon any terms desired and/or agreed to by Landlord, subject to the terms of Sections 6.6 and 6.5 below.
6.4
ROFR Term. If Tenant timely exercises the ROFR, Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days to add the applicable ROFR Space to the Lease on the Economic Terms set forth in the ROFR Notice and this Section 6; but Tenant's timely delivery of the ROFR Notice shall, in and of itself and even without an amendment, conclusively establish Tenant's lease of the applicable ROFR Space on the express terms set forth in this Section 6. Tenant shall accept the applicable ROFR Space in its “as-is” condition, and Landlord shall have no obligation to perform work or provide allowances except as expressly stated in the Economic Terms within the ROFR Notice. The term of the lease of the applicable ROFR Space (the “ROFR Term”) shall commence on the date specified in the ROFR Notice and shall expire on such date as set forth therein. Tenant’s timely delivery of the ROFR Exercise Notice shall be binding and enforceable without further documentation.
6.5
Tenant’s Subsequent ROFR Rights.
(a)
Notwithstanding that Tenant failed to timely deliver the ROFR Exercise Notice described in Section 6.3 above, if Landlord does not enter into a lease for all or any portion of such applicable Rejected ROFR Space identified in the ROFR Notice within nine (9) months after the date Landlord delivered such ROFR Notice to Tenant (the "9-Month Lease-Up Period") and Landlord is thereafter willing to accept from any third party (excluding existing tenants of the applicable Rejected ROFR Space and/or holders of Superior Rights with respect to the Rejected ROFR Space) a bona fide proposal to lease the entire applicable Rejected ROFR Space, which bona fide proposal has a commencement date scheduled to occur prior to the expiration of the ROFR Period, then before entering into such third party lease, Landlord shall submit to Tenant a new ROFR Notice in accordance with the provisions of Section 6.2 above for the entire applicable Rejected ROFR Space and the procedures set forth in Sections 6.2 and 6.3 above shall again apply following Tenant's receipt of such new ROFR Notice.
(b)
If within the 9-Month Lease-Up Period, (i) Landlord is willing to accept from any third party (excluding existing tenants of the applicable Rejected ROFR Space and/or holders of Superior Rights with respect to the Rejected ROFR Space) a bona fide proposal to lease the entire applicable Rejected ROFR Space, which bona fide proposal has a commencement date scheduled to occur prior to the expiration of the ROFR Period, and (ii) the net effective rental rate within the Economic Terms set forth in such bona fide proposal are Materially More Favorable (as defined below) to such third party than the net effective rental rate within the Economic Terms originally proposed by Landlord in the ROFR Notice for such applicable Rejected ROFR Space, then before entering into such third party lease, Landlord shall deliver to Tenant a new ROFR Notice with such Materially More Favorable Economic Terms and Tenant shall have the right to lease such applicable Rejected ROFR Space upon such Materially More Favorable Economic Terms by delivering a ROFR Exercise Notice to Landlord within five (5) business days after Tenant's receipt of the applicable new ROFR Notice. If Tenant does not deliver the ROFR Exercise Notice to Landlord within such 5-business day period, then Tenant shall be deemed to have elected not to lease the applicable Rejected ROFR Space, in which event Landlord may lease such applicable Rejected ROFR Space (or any portion thereof) to any person or entity on any terms Landlord desires, and Tenant's right to lease such applicable Rejected ROFR Space as provided in this Section 6.5 shall thereupon automatically terminate and be of no further force or effect, subject to the terms of Section 6.5(a) above, the first sentence of this Section 6.5(b) and Section 6.6 below.
6.6
Termination of ROFR. Notwithstanding anything to the contrary herein, the right of first refusal granted herein shall not terminate as to particular First Refusal Space upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord and Landlord shall be obligated to re-offer such space to Tenant under the terms of Section 6.2 above following the expiration or earlier termination of any lease (an "Intervening Lease") entered into by Landlord following Tenant's failure to timely exercise its right to lease the First Refusal Space, subject, however, to Landlord's right to renew any such Intervening Lease, irrespective of whether any such renewal is initially set forth in such lease or is subsequently granted or agreed upon, and regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. In addition, any expansion or similar rights granted under an Intervening Lease shall be deemed to be "Superior Rights", and the tenant under any Intervening Lease shall be a "Superior Right Holder". Tenant may only exercise the ROFR if at the time of Tenant’s ROFR Exercise Notice: (a) Tenant is not in default beyond applicable notice and cure periods, and (b) Tenant has not previously been in default beyond applicable notice and cure periods more than once. Tenant’s ROFR shall terminate automatically upon: (i) an assignment of the Lease, as hereby amended, other than to a Permitted Transferee; (ii) a sublease of fifty percent (50%) or more of the entire then-existing Premises for the remainder of the Extended Term; or (iii) a second default beyond applicable notice and cure periods.
7.
Right of First Offer.
7.1
Grant of Right of First Offer. So long as Landlord or an affiliate of Landlord owns that certain building located at Two Corporate Drive (the “2 Corp Building”), Landlord grants Tenant a one-time right of first offer (“ROFO”) during the period commencing on the Effective Date and ending following the initial thirty-six (36) months of the Extended Term (the “ROFO Period”) to lease space on the second (2nd) floor of the 2 Corp Building (the “ROFO Space”), subject and subordinate any holders of Superior Rights.
7.2
Procedure for Offer. If and when any portion of the ROFO Space becomes available for lease (other than to its then-current occupant [including with respect to any renewal or extension whether or not pursuant to any express renewal right] or pursuant to Superior Rights), Landlord shall deliver written notice to Tenant (the “ROFO Notice”) describing (i) the portion then available (the “ROFO Premises”), (ii) the rentable area, (iii) the proposed lease term and commencement date, (iv) the proposed rental rate and other economic terms (including improvement allowances, landlord work, and rental concessions), and (v) any additional security deposit or parking requirements. If Landlord has received a bona fide third-party proposal for the ROFO Space that includes space in the 2 Corp Building in addition to the ROFO Space, the ROFO Notice may cover all such space, in which case the “ROFO Premises” shall include the entire space described in the Third-Party Offer. Notwithstanding anything to the contrary herein, if the ROFO Space (or any portion thereof) is vacant as of the Effective Date, Landlord shall have no obligation to deliver a ROFO Notice until the expiration or earlier termination of the next lease of such space; provided, however, if, during the period beginning on the Effective Date and ending on the commencement date of any such next lease of such space, Landlord has received a bona fide third-party proposal for all or any portion of the ROFO Space, Landlord shall, as a courtesy to Tenant, promptly notify Tenant of such fact (but, for avoidance of doubt, Landlord shall have no obligation to disclose to Tenant the terms of such third party proposal, such notice by Landlord shall not constitute an offer for Tenant to lease such space, nor shall such notice trigger any obligation on the part of Landlord to enter into any negotiations with Tenant with respect to a potential lease of such space).
7.3
Exercise. Tenant shall exercise the ROFO, if at all, by delivering written notice (the “ROFO Exercise Notice”) within ten (10) business days after receipt of the ROFO Notice. Tenant must elect to lease all (and not less than all) of the ROFO Premises. If Tenant fails to timely deliver the ROFO Exercise Notice, Landlord may lease the subject ROFO Premises (sometimes, herein "Rejected ROFO Premises") to any third party, subject, however, to Tenant's rights expressly set forth in Section 7.5 below.
7.4
First Offer Term. If Tenant timely exercises the ROFO, Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days to add the ROFO Premises to the Lease on the terms set forth in the ROFO Notice and this Section; but Tenant's timely delivery of the ROFO Notice shall, in and of itself and even without an amendment, conclusively establish Tenant's lease of the ROFO Premises on the express terms set forth in this Section. Tenant shall accept the ROFO Premises in its “as-is” condition, and Landlord shall have no obligation to perform work or provide allowances except as expressly stated in the ROFO Notice. The term of the lease of the ROFO Premises (the “ROFO Term”) shall commence on the date specified in the ROFO Notice and shall expire on such date as set forth therein. Tenant’s timely delivery of the ROFO Exercise Notice shall be binding and enforceable without further documentation.
7.5
Tenant’s Subsequent ROFO Rights. Notwithstanding that Tenant has elected or is deemed to have elected the option described in Section 7.3 above not to lease any applicable Rejected ROFO Premises:
(a)
if Landlord does not enter into a lease for all or any portion of such applicable Rejected ROFO Premises identified in the ROFO Notice within the period that is two hundred seventy (270) days after the date Landlord delivered such applicable ROFO Notice to Tenant (the "270-Day Lease-Up Period"), then, Landlord shall submit to Tenant a new ROFO Notice in accordance with the provisions of Section 7.2 above for the entire applicable Rejected ROFO Premises prior to the first time after such 270-Day Lease-Up Period, but prior to the expiration of the ROFO Period, that Landlord deems the Rejected ROFO Premises available (i.e., Landlord may reoffer immediately following the expiration of the 270-Day Lease-Up Period), in which event the procedures set forth in Section 7.3 above shall again apply following Tenant's receipt of such new ROFO Notice; and
(b)
if within the 270-Day Lease-Up Period, (i) Landlord is willing to accept from any third party (excluding existing tenants of the applicable Rejected ROFO Space and/or holders of Superior Rights with respect to the Rejected ROFR Space) a bona fide proposal to lease the entire applicable Rejected ROFO Space, which bona fide proposal has a commencement date scheduled to occur prior to the expiration of the ROFO Period, and (ii) the net effective rental rate within the Economic Terms set forth in such bona fide proposal are Materially More Favorable (as defined below) to such third party than the net effective rental rate within the Economic Terms originally proposed by Landlord in the ROFO Notice for such applicable Rejected ROFO Space, then before entering into such third party lease, Landlord shall deliver to Tenant a new ROFO Notice with such Materially More Favorable Economic Terms and Tenant shall have the right to lease such applicable Rejected ROFO Space upon such Materially More Favorable Economic Terms by delivering a ROFO Exercise Notice to Landlord within five (5) business days after Tenant's receipt of the applicable new ROFO Notice. If Tenant does not deliver the applicable ROFO Exercise Notice to Landlord within such 5-business day period, then Tenant shall be deemed to have elected not to lease the applicable Rejected ROFO Space, in which event (A) Landlord may lease such applicable Rejected ROFO Space (or any portion thereof) to any person or entity on any terms Landlord desires, and (B) Tenant's right to lease such applicable Rejected ROFO Space as provided in this Section 7.5 shall thereupon automatically terminate and be of no further force or effect. As used herein, "Materially More Favorable" Economic Terms shall mean that the net effective rental rate of the applicable Economic Terms for the applicable Rejected ROFR Space (or Rejected ROFO Space, as applicable) is at least five percent (5%) lower than such applicable net effective rental rate of the Economic Terms originally set forth in Landlord's the applicable ROFR Notice (or ROFO Notice, as applicable) for the applicable Rejected ROFR Space (or ROFO Space, as applicable).
(c)
Notwithstanding anything to the contrary in this Section 7, Tenant shall not be entitled to more than two (2) offers in the aggregate with respect to any particular ROFO Space under this Section 7 (i.e., one [1] original ROFO Notice, and one (1) ROFO Notice with respect to the same as Rejected ROFO Premises).
7.6
Termination of Right of First Offer. Tenant may only exercise the Right of First Offer if, at the time of Tenant’s delivery of the ROFO Exercise Notice: (a) Tenant is not in default beyond applicable notice and cure periods, and (b) Tenant has not previously been in default beyond applicable notice and cure periods more than once. The Right of First Offer is personal to the Original Tenant and any Permitted Transferee. Tenant’s Right of First Offer shall terminate automatically upon: (i) an assignment of this Lease other than to a Permitted Transferee; (ii) a sublease of fifty percent (50%) or more of the entire then-existing Premises; or (iii) a second default beyond applicable notice and cure periods.
8.
Early Termination Options.
8.1
Tenant shall have the one-time option (the "Early Termination Option") to terminate the Lease, as hereby amended, effective as of March 31, 2031 (the "Termination Date"). To exercise the Early Termination Option, Tenant must deliver to Landlord the following: (i) on or before March 31, 2030, written notice of Tenant's exercise of the Early Termination Option (the "Termination Notice"); and (ii) on or before the Termination Date, cash in the amount equal to $2,476,429.22 (the "Termination Consideration"). If Tenant properly and timely exercises the Early Termination Option in this Section 8.1, the Lease, as hereby amended, shall terminate at 11:59 pm on the Termination Date, and Tenant shall vacate and surrender exclusive possession of the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of the Lease, as hereby amended. Notwithstanding the foregoing provisions of this Section 8.1 to the contrary, at Landlord's option and in addition to any and all remedies available to Landlord, the Early Termination Option shall not be deemed to be properly exercised if as of the date Tenant delivers the Termination Notice to Landlord Tenant is in default under the Lease, as hereby amended, beyond all applicable notice and cure periods. In addition, the Early

Termination Option is personal to the Original Tenant and any Permitted Transferee and may not be assigned to or exercised by any other person or entity.
8.2
In the event that Landlord and Tenant fully execute and deliver a new lease agreement (the “New Lease”) for other space in the Project or in a project owned by Landlord or an affiliate of Landlord during the Extended Term which New Lease satisfies the following conditions: (i) a term for such New Lease which extends beyond the then-latest Lease Expiration Date of the Lease, as hereby amended, and (ii) the premises under such New Lease contains no less than sixty thousand (60,000) rentable square feet of space, and provided that Tenant is not then in default of the Lease, as hereby amended, beyond the applicable notice and cure periods, then Tenant shall have the right to terminate the Lease, as hereby amended, without the payment of any penalty or termination fee upon not less than thirty (30) days’ prior written notice to Landlord (the “Tenant Termination Notice”). Such Tenant Termination Notice shall set forth the termination date of the Lease, as hereby amended (the “Tenant Early Termination Date”). To the extent Tenant exercises its right to terminate this Lease, pursuant to the terms of this Section 8.2, then the Lease, as hereby amended, shall terminate effective as of the Tenant Early Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Tenant Early Termination Date, subject to the provisions of the Lease, as hereby amended, which expressly survive the expiration or earlier termination of the Lease, as hereby amended.
9.
Update to Assignment and Subletting Provisions. Effective as of the Effective Date, the first sentence of Section 14.8 of the Original Lease is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interest (partnership, stock or other) of Tenant, or (iii) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant with another entity shall not be deemed a Transfer under this Article 14 (any such assignee or sublessee described in clauses (i) through (iii) of this Section 14.8, and any such resulting transferee(s) or remaining Tenant entity under clauses (ii) or (iii) hereinabove, hereinafter referred to as a Permitted Transferee"), and for the avoidance of doubt, Sections 14.2, 14.3 and 14.4 shall not apply to such Transfer, provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (C) such Permitted Transferee described in clauses (ii) or (iii) above shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (" XE "Net Worth" Net Worth") at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease; provided, however, in no event shall Tenant be deemed to have satisfied the Net Worth test set forth hereinabove if Tenant takes any actions prior to the effective date of such assignment or sublease as a subterfuge to intentionally reduce Tenant's Net Worth going forward (e.g., a series of transactions to reduce Tenant's Net

Worth to permit the Permitted Transferee to otherwise satisfy the Net Worth test under clause (C) hereinabove as a newly formed entity and/or shell entity with significantly reduced or deficient assets).”

10.
Judicial Reference. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, the parties hereby waive, to the fullest extent permitted by applicable laws, the right to trial by jury in any litigation arising out of or relating to the Lease (as hereby amended). If the jury waiver provisions of the Lease, as hereby amended, are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of the Lease, as hereby amended, or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with the Lease, as hereby amended, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with the Lease, as hereby amended. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 12, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with the Lease (as hereby amended). The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of the Lease (as hereby amended), and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 10. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 10 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.
11.
Operating Expenses. Effective as of the Effective Date:
11.1
Clause (iii) of Section 4.2.4 of the Lease is hereby deleted and replaced with the following:

“(iii) insurance premiums and any deductibles associated therewith, except that earthquake and flood insurance deductibles shall not exceed $100,000.00 per claim;”

11.2
Clause (xiii) of Section 4.2.4 of the Lease is hereby deleted and replaced with the following:

“(xiii) costs of capital improvements or other costs incurred in connection with the Project (A) which are intended to (1) improve economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses (but with such permitted passthrough only to the extent and not in excess of reasonably anticipated savings in Operating Expenses on a net basis in connection with such particular capital improvement under this clause (1)) or (2) to enhance the safety or security of the Project or its occupants as reasonably necessary for Landlord to operate the Project in a first-class manner consistent with First Class Life Science Projects, (B) that are required under any applicable laws (provided such applicable law(s) were not enacted or enforced prior to the Lease Commencement Date), or (C) that are replacements or modifications of non-structural items located in or serving the Project required to keep the Project in good order or condition; provided, however: (1) that any capital expenditure shall be amortized on a straight line basis over its useful life (or recovery period if cost-reducing), together with commercially reasonable interest, on the unamortized cost; (2) in no event shall the terms of clause (C) above permit Landlord to include in overall Operating Expenses for the Project the cost of any capital alterations, capital additions, or capital improvements incurred by Landlord in connection with making unilateral, elective upgrades to the Project (i.e., costs incurred to electively renovate the lobby of the Building, design and construction of new elective buildings or amenities, etc.); and (3) in all events, costs under this clause (xiii) shall otherwise be subject to allocation as provided under Section 4.3 below with respect to costs pertaining to the Building, other buildings and/or the Project, in full;”

11.3
The following shall be added as subclauses (r) and (s) at the end of Section 4.2.4 of the Lease:

“(r) costs and expenses for which Landlord is actually reimbursed by third parties, whether by insurance proceeds, warranty, condemnation proceeds or otherwise; and

(s) capital expenditures, except to the extent expressly permitted to be included in Operating Expenses under Section 4.2.4(xii) and (xiii) above.”

12.
Right to Replace Letter of Credit. Landlord currently holds the L-C under the Lease issued by Wells Fargo (the “Wells Fargo L-C”). Tenant shall have the right to replace such Wells Fargo L-C with a replacement L-C satisfying the requirements of Section 21 of the Lease with First Citizens Bank or Silicon Valley Bank, a division of First Citizens Bank [both referred to herein as "SVB"] as the issuing Bank thereof (the “SVB L-C”). Upon receipt of the SVB L-C, Landlord shall promptly return the Wells Fargo L-C to Tenant and shall execute any documents reasonably required by Wells Fargo for the cancellation thereof. In the second statement under Section 2 of Exhibit F to the Lease (Form of Letter of Credit), the reference to “sixty (60) days” shall be changed to “thirty (30) days” consistent with subclause (E) in the fourth sentence of Section 21.1 of the Lease.
13.
REIT Provision. Notwithstanding anything contained in the Lease, as hereby amended, to the contrary, Tenant shall not: (i) make a Transfer to an entity in which, under the Internal Revenue Code of 1986, as amended (the “Code”), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a “REIT Owner”), owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any Transfer or other action under Article 14 of the Original Lease, in a manner that would cause any portion of the amounts received by Landlord pursuant to the Lease, as hereby amended, to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.
14.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, other than CBRE, Inc., representing Landlord and Tenant (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
15.
Electronic Signatures. The parties agree that this First Amendment may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party's hand-written signature. The parties further consent and agree that the electronic signatures appearing on this First Amendment shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures.
16.
No Further Modification; Conflict. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:

BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP,
a Delaware limited partnership

By: HCP Biotech Gateway Incorporated,

a Delaware corporation,

its General Partner

By: ___________________________
Name: Scott R. Bohn
Title: Chief Development Officer

TENANT:

ALIGOS THERAPEUTICS, INC.,
a Delaware corporation

By:

Name: Lesley Ann Calhoun

Title: EVP, COO & CFO, on behalf of the Board of Directors of Aligos Therapeutics, Inc.